EXHIBIT 99.0

CERTIFICATION PURSUANT TO
SECTION 303A.12(a) OF THE NYSE’S LISTED COMPANY MANUAL

José Rafael Fernández, President and CEO of Oriental Financial Group Inc. (the “Group”), submitted to the New York Stock Exchange the 2005 Section 303A.12(a) certification under the NYSE corporate governance listing standards. The certification states without qualification that, as of October 31, 2005, he was not aware of any Group violation of such standards.